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                                                                   EXHIBIT 10.35


Baldwin Jimek AB

                                  Testvagen 16
                             S-232 37 Arlov, Sweden
                           Organization # 556263-4724
                              Tel: 46 40 43 98 00
                              Fax: 46 40 43 98 10

Peter Hultberg
Hippodromvagen 12
Loddekopinge 24650
Sweden

Dear Mr. Hultberg:

This Agreement sets forth the terms of your employment as Managing Director of Baldwin Jimek AB (the "Company") and Vice President Marketing, Sales and Service of the Baldwin Group and it supersedes your current employment agreement dated March 3, 2006 and is effective July 1, 2009.

     1. DUTIES. You shall be employed as the Managing Director/Vice President Marketing, Sales & Service and you shall direct and manage the overall affairs and property of Baldwin Jimek AB and the overall global marketing, sales, customer service, and technical service affairs and property of the Baldwin Group subject to the direction of the President and CEO of Baldwin Technology Co., Inc. ("BTI"). You shall also be a member of the Baldwin Leadership Team
(BLT).

Periodically from time to time, the Company or Baldwin Group may change your duties and responsibilities by adding to them or subtracting from them.

     2. COMPENSATION. The following will outline your compensation for your services as Managing Director of the Company and Vice President Global Marketing, Sales and Service of the Baldwin Group:

          A. Salary. You shall be paid a base monthly salary of one hundred ten thousand five hundred eight SEK (SEK 110,508), payable at the end of each month to conform to the regular payroll dates of the Company (i.e. the 25th day of the month or last bank day prior to the 25th day, should the 25th day fall on a non-work day).

          B. Reviews and Adjustments. Effective January 1, 2010 your monthly base salary will be increased to one hundred twenty-five thousand SEK (SEK 125,000). Beginning January 1, 2011, the President & CEO of BTI shall review your performance and attainment of mutually agreed-upon objectives each succeeding year consistent with the effective date of January 1st. Your base salary for the ensuing twelve (12) month period may be increased, subject to the approval of the Compensation Committee of the Board of Directors and the Board of Directors of BTI, in accordance with your level of performance as well as the market and business conditions of the Baldwin Group.

You agree to waive condition #3 pertaining to the agreement signed on May 25, 2009 regarding the voluntary salary reduction.


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          C. Incentive Compensation. You will be eligible to participate in the
BTI Management Incentive Compensation Plan (MICP) at a level of 50% of your base compensation. Terms and payments of the incentive compensation will be in accordance with MICP and will be provided to you under separate cover.

          D. Equity Compensation. The position of Managing Director/Vice President Marketing, Sales & Service is considered at a level that is eligible for future consideration for participation in the BTI 2005 Equity Compensation Plan. The Compensation Committee of the Board of Directors of BTI administers the Plan, and recommendations for equity awards to the full Board of Directors under the Plan are usually considered at the time of the Board's August and November meetings.

          E. Retirement Pension Benefit. You will be entitled to a pension based on local rules and regulations of the ITP & ITPK pension schemes. In addition to the social requirement of contributing to ITP & ITPK pension schemes, you are also entitled to a Supplemental Retirement Contribution of 15% to a pension scheme of your choice. The basis for the pension contributions to your ITP, ITPK, and the Supplemental Retirement Contribution is your base salary. The normal age for pension is 65 years old, but can be agreed in writing to be earlier.

     3. EXTENT OF SERVICES. During your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company and the Baldwin Group. During the duration of your employment hereunder, you shall not undertake employment with, or participate in, the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with the written approval of the President & CEO and the Board of Directors of BTI.

     4. VACATION; OTHER BENEFITS.

          A. Vacation. You shall be entitled to a yearly vacation with pay of thirty (30) days. The scheduling of vacation shall be coordinated so that the Company's and the Baldwin Group's needs are taken into account.

          B. Health Benefits. In line with normal Company policies, you shall be eligible to receive health insurance and/or receive compensation from the Company for normal medical treatment while employed by the Company. In addition, the Company will continue to assume the reasonable costs for additional insurance coverage that will allow you access to specialist doctors the same day and allow you access to surgery procedures, if needed, within fourteen (14) days.

          C. Disability Payments. Should you not be able to perform your duties due to illness or disability, you will receive compensation at a level of one hundred percent (100%) of your base compensation in effect at the time of the illness or disability, provided local laws so permit. Approximately ninety percent (90%) of such compensation will be paid through an insurance coverage provided at a reasonable cost by the Company and the remaining 10% of such compensation will be provided directly by the Company. This compensation will be net after deduction of social security. Such payments will continue until such time you leave your position, you retire, or you become entitled to early retirement as a result of you illness or disability. During the period of illness or disability you will be entitled to the use of your company car and other benefits.


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          D. Company Automobile. The Company shall provide a leased automobile, at its expense, for your professional and private use. The size, model, and equipment must be approved by the President & CEO pursuant to the Company's written policy on company autos as in effect at that time.

          E. Other Fringe Benefits. Any additional fringe benefits other than those outlined in this Agreement must be agreed upon in writing with the President & CEO subject to the approval of the Compensation Committee of the Board of Directors of BTI and the Board of Directors of BTI and must be in line with the normal policies of the Company and the Baldwin Group. Expenses related to one (1) home telephone connection will be reimbursed by the Company.

     5. REIMBURSEMENT OF EXPENSES. In addition to the compensation provided for in this Agreement, the Company shall reimburse to you, or pay directly, in accordance with the policies of the Company as in effect at the time, all reasonable expenses incurred by you in connection with the business of the Company or the Baldwin Group including but not limited to business-class travel in accordance with the Company's or the Baldwin Group's global policy, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's or the Baldwin Group's global policy.

     6. LOCATION/WORKING TIME. Although your duties hereunder shall require you to travel to other Baldwin subsidiary locations, your primary office location shall be located at the offices of the Company in Arlov, Sweden. In addition, the nature of your duties includes overtime, which neither the Company is obliged to compensate you for.

     7. INTELLECTUAL PROPERTY RIGHTS and CONFIDENTIALITY. All intellectual property and know-how, worldwide, including, without limitation, creations and inventions, patentable or not, works protected by copyright and neighboring rights, databases, computer software (pursuant to Section 40a of the Swedish Copy Rights Act of 1960), designs, trademarks or other intellectual property, made or created by you (either solely or jointly with others) in your employment or during the term of the employment or during twenty-four (24) months subsequent to the termination of the employment (with respect to patentable inventions, twelve (12) months after the termination of the employment), in substance as a result of your employment with the Company and the Baldwin Group (all such results jointly referred to as the "Results" and the intellectual property rights relating to such results are referred to as the "Intellectual Property Rights"), shall exclusively belong to the Company and the Baldwin Group. For the avoidance of doubt, also the right to assign Intellectual Property Rights and make amendments to the results shall belong to the Company and the Baldwin Group. You also waive, to the extent legally possible, your moral rights in relation to the Results, such as without limitation, to be named as author or creator of the Results. The Company or Baldwin Group may also reproduce the results and make them available to the public in whatever existing and future format and medium as the Company or Baldwin Group deems appropriate. Unless otherwise provided by mandatory law, you shall not receive any special compensation in addition to salary and other employment benefits, for the creation of the Results and the Intellectual Property Rights. You further acknowledge that your duties hereunder as Managing Director include making inventions and, consequently, a significant part of your ordinary employment benefits have been granted as compensation for such future Results. You further undertake not to copy for private


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purposes or otherwise use the Results and the Intellectual Property Rights
belonging to the Company or Baldwin Group without the Company's or Baldwin Group's prior written consent in each individual case, and not to use the Results and the Intellectual Property Rights outside your ordinary duties or after termination of the employment without the Company's or Baldwin Group's prior written consent in each individual case. You agree promptly to make known the existence to the Company of any and all Results made or conceived by you, either solely or jointly with others, during the period of your employment under this and any previous Agreement and for twenty-four (24) months (twelve (12) months as regards to patentable inventions) after the date of termination, and to assign to the Company, to the Baldwin Group or to any affiliates of BTI the full exclusive right to any and all Results. You further agree, without charge to the Company or Baldwin Group, but at its expense, if requested to do so by the Company or Baldwin Group, to execute, acknowledge and deliver all papers, including applications or assignment for patents, trademarks, or copyrights for such creations, inventions, discoveries, and improvements in any and all countries and to vest title thereto in the Company, to the Baldwin Group or to any affiliates of BTI in all Results. You agree that you will not disclose to any third person or parties any trade secrets or proprietary information of the Company of the Baldwin Group or of any affiliates of BTI in any manner, except in the pursuit of your duties as an employee of the Company or the Baldwin Group, and that you will return to the Company and the Baldwin Group all materials (whether originals or copies) containing any such trade secrets or proprietary information on termination of your employment. The obligation set forth in this Section 7 shall survive the termination of your employment hereunder.

     8. AGREEMENT DURATION AND CANCELLATION.

          A. This Agreement is valid until terminated by you or by the Company or by the Baldwin Group with a written notification period of six
               (6) months.

          B. The President & CEO of BTI shall have the right to remove you from the position of Managing Director/Vice President Global Marketing, Sales and Service during the notice period or part of the notice period. Such removal shall not impact your employment benefits under this agreement.

          C. This Contract may be terminated by the Company for cause at any time without notice. A cause for such termination shall exist, if the Managing Director/Vice President Global Marketing, Sales and Service (1) violates the non-competition clause, (2) has acted disloyally and detrimentally in relation to the Company and/or Baldwin Group.

     9. NON-COMPETE RESTRICTIVE COVENANT.

          A. Should your employment be terminated as outlined in Section 8A herein, the Company and the Baldwin Group will require that during the period of notice and if terminated by the Company and the Baldwin Group for an additional period of six (6) months following the expiration of the period of notice, you shall not, in any geographical location in which there is at that time business conducted by the Company or its Affiliates


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               at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, control of any business similar to or competitive with such business conducted by the Company or Baldwin Group without the written consent of the Company and the Baldwin Group.

               "Affiliate" in this Agreement shall mean any person, firm or corporation that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control of the Company or BTI, from time to time, or any of their successors.

          B.   As compensation for your compliance with the undertaking in
               Section 9A above and/or for consideration that your employment was terminated by the Company or the Baldwin Group, the Company or the Baldwin Group will pay to you severance pay in the amount of one hundred percent (100%) of your fix monthly salary in effect at the time of your termination for a period of six (6) months following the expiration of the notice period. Should, for any reason, the Company not impose its rights under Section 9A above you will remain eligible for the severance payment outlined above for a period of six (6) months following the expiration of the notice period. For the six (6) month severance period your employment benefits under this agreement shall not be impacted.

     10. ENTIRE AGREEMENT. This Agreement contains the entire agreement relating to your employment by the Company and the Baldwin Group. It only may be changed by written agreement signed by all parties.

     11. LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the laws of Sweden without giving effect to the principles of conflict of laws.


By: /s/ Karl S. Puehringer              AGREED TO AND ACCEPTED
    ---------------------------------
    Karl S. Puehringer
    Chairman                            /s/ Peter Hultberg
    Baldwin Jimek AB                    ----------------------------------------
                                        Peter Hultberg

    DATE: 9/24/09                       DATE: 2009-09-22